Exhibit 99.1

American Public Education Reports First Quarter 2014 Results

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--May 8, 2014--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College, Nursing Programs (referred to in this press release as Hondros College of Nursing) – announced financial results for the quarter ended March 31, 2014.

Recent Results:

  First quarter 2014 revenues increased 6% to $88.6 million, compared to $83.8 million in the same period of 2013.
  Income from operations before interest income and income taxes in the first quarter of 2014 was $16.7 million, compared to $18.2 million in the same period of 2013.
  Net income for the first quarter of 2014 decreased to $10.4 million, or $0.59 per diluted share, compared to $11.4 million, or $0.63 per diluted share, in the same period of 2013.
  At American Public University System, net course registrations by new students in the first quarter of 2014 decreased approximately 8% year-over-year, driven by a 21% decrease in net course registrations by new students using U.S. Department of Defense tuition assistance programs.
  At American Public University System, net course registrations in the first quarter of 2014 decreased approximately 4% year-over-year, driven by a 10% decrease in net course registrations by students using U.S. Department of Defense tuition assistance programs.
  As of March 31, 2014, student enrollment at Hondros College of Nursing increased 14% to 1,290 students, compared to 1,130 students at March 31, 2013.
  On April 2, 2014, American Public Education, Inc. made a minority investment in a game-based learning company.

Financial Results:

Total revenues for the first quarter of 2014 increased 6% to $88.6 million, compared to total revenues of $83.8 million in the first quarter of 2013. Income from operations before interest income and income taxes in the first quarter of 2014 was $16.7 million, compared to $18.2 million in the prior year period. Stock-based compensation expense reduced operating income by approximately $1.2 million in the first quarter of 2014 and $1.0 million in the first quarter of 2013.

Net income for the first quarter of 2014 was $10.4 million, or $0.59 per diluted share, compared to net income of $11.4 million, or $0.63 per diluted share for the first quarter of 2013. The weighted average diluted shares outstanding for the first quarter of 2014 and 2013 were approximately 17.8 million and 18.0 million, respectively.

On November 1, 2013, APEI acquired National Education Seminars, Inc. (referred to as Hondros College of Nursing), therefore the consolidated results for periods prior to November 1, 2013 do not include any results from the Hondros College of Nursing segment.

Total cash and cash equivalents as of March 31, 2014 were approximately $99.7 million with no long-term debt. Capital expenditures were approximately $4.6 million for the three months ended March 31, 2014, compared to $5.9 million in the prior year period. Depreciation and amortization was $3.9 million for the three months ended March 31, 2014, compared to $3.2 million for the same period of 2013.

On April 2, 2014, APEI invested $1.5 million in cash to acquire approximately 25% of the fully diluted common share equivalents of a game-based learning company that develops custom software for education. The completed transaction entitles APEI to certain rights and privileges, including board membership.

APUS and Hondros College of Nursing plan to partner with the game-based learning company to jointly develop courses, as well as to accelerate development and implementation of interactive, personalized and adaptive distance learning environments. By partnering with this innovative company to deliver media rich course content, APUS and Hondros College of Nursing seek to improve student engagement and outcomes in certain courses through game-based and simulation-based learning.

Enrollments and Registrations:

American Public University System
For the three months ended March 31,	2014	2013	% Change
Net Course Registrations by New Students	17,600	19,100	-8%
Net Course Registrations	105,800	109,700	-4%

Hondros College of Nursing[1]
As of March 31,	2014	2013	% Change
New Student Enrollment	400	280	43%
Total Student Enrollment	1,290	1,130	14%

Net course registrations represent the aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. Student enrollment represents the number of students enrolled in one or more courses after the date by which they may drop the course without financial penalty.

1 Hondros College of Nursing was acquired by APEI, effective November 1, 2013.

Second Quarter 2014 Outlook:

The following statements are based on American Public Education’s current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates second quarter 2014 consolidated revenues to increase between approximately 5% and 3% over the prior year period. The Company expects consolidated net income of between $0.43 and $0.50 per diluted share in the second quarter of 2014.

American Public Education also expects the following results from its subsidiaries in the second quarter of 2014:

  At American Public University System, net course registrations by new students are expected to decline between 7% and 4% year-over-year and net course registrations are expected to decline between 5% and 2% year-over-year.
  At Hondros College of Nursing, new student enrollment decreased by approximately 10% year-over-year to 384 students in the second quarter of 2014.

Webcast:

A live webcast of the Company’s first quarter 2014 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education

American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System (APUS) and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve approximately 115,000 adult learners worldwide and offer more than 95 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit http://AmericanPublicEducation.com.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", “seek”, "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, expected earnings and plans with respect to the game-based learning company. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2014	2013
	(Unaudited)

Revenues	$88,553		$83,840
Costs and expenses:
Instructional costs and services	31,348		28,405
Selling and promotional	17,067		16,539
General and administrative	19,524		17,479
Depreciation and amortization	3,889		3,207

Total costs and expenses	71,828		65,630

Income from operations before interest income and income taxes	16,725		18,210
Interest income, net	81		64

Income before income taxes	16,806		18,274
Income tax expense	6,327		6,850
Equity investment income (loss), net of taxes	43		48

Net income	$10,436		$11,376

Net Income per common share:
Basic	0.59		0.64
Diluted	0.59		0.63

Weighted average number of common shares:
Basic	17,599		17,764
Diluted	17,805		18,000

	Three Months Ended
Segment Information:	March 31,
	2014	2013
Revenues:
American Public Education, Inc.	$81,349		$83,840
Hondros College of Nursing	$7,204	$	NA
Income from operations before interest income and income taxes:
American Public Education, Inc.	$16,027		$18,210
Hondros College of Nursing	$698	$	NA

CONTACT:
American Public Education, Inc.
Richard W. Sunderland, Jr., CPA
Executive Vice President and Chief Financial Officer
304-885-5371
or
Christopher L. Symanoskie
Vice President, Investor Relations
703-334-3880